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                                                                    Exhibit 10.1

[C.H. Robinson Letterhead]
March 26, 1999



             OPERATIONAL EXECUTIVE COMPENSATION PROGRAM (O.E.C.P.)

     The Compensation Committee is pleased to continue the O.E.C.P. compensation program for certain selected operating personnel. Some modifications to the program have been made which the Compensation Committee believes will be beneficial. Only continued growth will cause this program to give you increasing financial rewards.

     1. The program will run for one calendar year, commencing in 1999. There is no commitment by the Committee or the Company that the program will continue beyond this year.

     2. The units allocated to you below are for the year 1999. These units may be decreased or increased, or remain the same in any year at the discretion of the Committee.

     3. The individual must be an employee on December 31 of the plan year in order to earn the award. In the event of a sale of substantially all of the assets of the Company or a change in ownership of 50 percent or more of the Company's outstanding stock, the individual need only work through the date of the asset sale or change in ownership to earn the award.

     4.  Payment of any awards earned hereunder will be paid in cash.

     5. Profit Sharing will be paid only on those awards earned and paid, and in the year those awards are in fact paid.

     6. This award shall be based on C. H. Robinson Worldwide, Inc., (the Company's) adjusted gross net earnings from operations, (earnings prior to federal and state income taxes, profit sharing, extraordinary gains or losses from sale of all or part of various businesses, and this plan, O.E.C.P.), as determined by the Compensation Committee, which determination shall be final and binding on all parties; provided, however, that the foregoing computation of earnings shall eliminate, and shall not take into account, any deduction or amortization on account of any goodwill, going concern value, covenants not to compete or any other similar or related intangible. In addition, any tax exempt investment income will be grossed up to a taxable equivalent using the applicable federal corporate income tax rate. The contributions shall be determined by taking the number of units in each bracket and multiplying by the unit value shown. For example, if we were to achieve our 1999 Budget of $92,000,000 Gross Net each unit in the following brackets would have a value as follows:
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               A to D        $10,000,000 to   $30,000,000
               E to H        $30,000,000 to   $50,000,000
               I to L        $50,000,000 to   $70,000,000
               M             $70,000,000 to   $75,000,000
               N             $75,000,000 to   $80,000,000
               O             $80,000,000 to   $85,000,000
               P             $85,000,000 to   $90,000,000
               Q             $90,000,000 to   $95,000,000
               R             $95,000,000 to  $100,000,000
               S            $100,000,000 to  $105,000,000
               T            $105,000,000 to  $110,000,000

     You have been awarded the following units:

                                                               Number of Units
                                                               ---------------
               A to D     $10,000,000 to   $30,000,000
               E to H     $30,000,000 to   $50,000,000
               I to L     $50,000,000 to   $70,000,000
               M          $70,000,000 to   $75,000,000
               N          $75,000,000 to   $80,000,000
               O          $80,000,000 to   $85,000,000
               P          $85,000,000 to   $90,000,000
               Q          $90,000,000 to   $95,000,000
               R          $95,000,000 to  $100,000,000
               S         $100,000,000 to  $105,000,000
               T         $105,000,000 to  $110,000,000

7. Any awards earned hereunder shall be paid in February following the end of the year to which the cash award relates.

8. Any payment due hereunder will be forfeited if you leave the Company and are employed or perform a service that is determined to be in direct competition with C. H. Robinson Worldwide, Inc. or its subsidiaries, or if you disclose any confidential information or trade secrets of C. H. Robinson Worldwide, Inc. or its subsidiaries. The Compensation Committee's determination of this is final. Your participation in the program shall not confer on you any right with respect to continuance of employment with the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Furthermore, the adoption of this program will not in any way interfere with the right of the Company to select among, adopt or change any business investment or compensation policies or plans at any time or from time to time in its sole and absolute discretion.

9. Individuals may take advances against the awards. The advance that may be taken is subject to the absolute discretion of the Compensation Committee.

10. The Company has the right and obligation to withhold the following from advances and final payouts: federal and state income tax withholding, FICA withholding, loan payments to the Company, and any other withholding required by law.
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     The Committee is enthusiastic about this program, as it feels that the more incentives it can provide each person, the more vitally and personally interested and involved this person will become in making C. H. Robinson Worldwide, Inc. a bigger and better company.

Your very truly,



D. R. (Sid) Verdoorn

DRV/bjp
Enclosure